Exhibit 99.1

Icahn Enterprises L.P. (Nasdaq: IEP) Today Announced Its First Quarter 2026 Financial Results

Sunny Isles Beach, Fla, May 6, 2026 –

•	Indicative Net Asset Value was approximately $3.4 billion as of March 31, 2026, an increase of $201 million compared to December 31, 2025. This improvement was primarily due to an increase of $605 million in the value of our long position in CVI, offset in part by losses on refining hedges in the Investment segment of $320 million, the Holding Company’s net interest expense of $79 million and IEP distribution payable of $51 million. Excluding refining hedges and $605 million of gains in CVI, the Investment segment alone saw positive performance of $110 million.

•	IEP declares first quarter distribution of $0.50 per depositary unit

Financial Summary

For the three months ended March 31, 2026, revenues were $2.2 billion and net loss attributable to IEP was $459 million, or approximately $0.71 per depositary unit. This first quarter 2026 GAAP net loss does not include the increase of $605 million in the value of our long position in CVI and was negatively impacted by $425 million of losses resulting from the impact of refining hedges within our Investment segment and $158 million of unrealized derivative losses within our Energy segment and does not include $447 million of aggregate locked in value expected to be derived within our Energy segment through 2027 from the sale of NYMEX crack spread swaps entered into during Q1 2026 (in each case including losses and expected value attributable to non-controlling interests). For the three months ended March 31, 2025, revenues were $1.9 billion and net loss attributable to IEP was $422 million, or a loss of $0.79 per depositary unit. Adjusted EBITDA loss attributable to IEP was $216 million for the three months ended March 31, 2026, compared to Adjusted EBITDA loss attributable to IEP of $228 million for the three months ended March 31, 2025.1

As of March 31, 2026, indicative net asset value increased $201 million compared to December 31, 2025. This improvement was primarily due to an increase of $605 million in the value of our long position in CVI, offset in part by losses on refining hedges in the Investment Segment of $320 million, the Holding Company’s net interest expense of $79 million and IEP’s distribution payable to unitholders of $51 million. Excluding the negative impact of refining hedges and $605 million of gains in CVI, the Investment segment saw positive performance of $110 million.

On May 4, 2026, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $0.50 per depositary unit, which will be paid on or about June 25, 2026 to depositary unitholders of record at the close of business on May 18, 2026. Depositary unitholders will have until June 12, 2026 to make a timely election to receive either cash or additional depositary units. If a unitholder does not make a timely election, it will automatically be deemed to have elected to receive the distribution in additional depositary units. Depositary unitholders who elect to receive (or who are deemed to have elected to receive) additional depositary units will receive units valued at the volume weighted average trading price of the units during the five consecutive trading days ending June 22, 2026. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any unitholders electing to receive (or who are deemed to have elected to receive) depositary units.

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1 The presentation of Adjusted EBITDA in this release for Q1 2026 and Q1 2025 has been prepared using a calculation with different exclusions than what has been used when preparing Adjusted EBITDA for prior periods, including our prior presentation of Adjusted EBITDA for Q1 2025. See “Uses of Non-GAAP Financial Measures” at the end of this press release for additional explanation of the updates in our presentation.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, including the impact of the use of leverage through options, short sales, swaps, forwards and other derivative instruments, including counterparty termination and early settlement of these positions; risks related to our ability to comply with the covenants in our senior notes and the risk of foreclosure on the assets securing our notes; declines in the fair value of our investments, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended, or to be taxed as a corporation; risks related to short sellers and associated litigation and regulatory inquiries; risks relating to our general partner and controlling unitholder; pledges of our units by our controlling unitholder; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, declines in global demand for crude oil, refined products and liquid transportation fuels, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; volatile commodity pricing and higher industry utilization and oversupply risks related to potential strategic transactions involving our Energy segment, and the impact of tariffs; risks related to our automotive activities and exposure to adverse conditions in the automotive industry; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; supply chain issues; inflation, including increased costs of raw materials and shipping; interest rate increases; labor shortages and workforce availability; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, manufacturing disruptions, and changes in transportation costs and delivery times; the impacts of the ongoing Russia/Ukraine conflict and conflict in the Middle East, including the U.S.-Israel and Iran war, and related economic volatility, disruption to global commodity markets, export controls and other economic sanctions; political and regulatory uncertainty, including changing economic policy and the imposition of tariffs; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q under the caption “Risk Factors”. Additionally, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2026	2025
	(in millions, except per unit amounts)
Revenues:
Net sales	$2,311	$2,002
Other revenues from operations	161	168
Net loss from investment activities	(302)	(394)
Interest and dividend income	47	83
Loss on disposition of assets, net	(2)	(3)
Other (loss) income, net	(9)	11
	2,206	1,867
Expenses:
Cost of goods sold	2,340	2,016
Other expenses from operations	141	151
Selling, general and administrative	209	201
Dividend expense	5	8
Impairment	—	10
Restructuring, net	—	7
Interest expense	123	128
	2,818	2,521
Loss before income tax expense	(612)	(654)
Income tax benefit	49	74
Net loss	(563)	(580)
Less: net loss attributable to non-controlling interests	(104)	(158)
Net loss attributable to Icahn Enterprises	$(459)	$(422)

Net loss attributable to Icahn Enterprises allocated to:
Limited partners	$(450)	$(414)
General partner	(9)	(8)
	$(459)	$(422)

Basic and Diluted loss per LP unit	$(0.71)	$(0.79)
Basic and Diluted weighted average LP units outstanding	637	523
Distributions declared per LP unit	$0.50	$0.50

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2026	2025
	(in millions, except unit amounts)
ASSETS
Cash and cash equivalents	$1,299	$1,450
Cash held at consolidated affiliated partnerships and restricted cash	1,995	1,969
Investments	1,638	2,251
Due from brokers	945	1,656
Accounts receivable, net	481	393
Related party notes receivable, net	132	129
Inventories	927	845
Property, plant and equipment, net	3,634	3,670
Deferred tax asset	184	165
Derivative assets, net	17	7
Goodwill	290	290
Intangible assets, net	340	349
Assets held for sale	27	—
Other assets	1,024	1,041
Total Assets	$12,933	$14,215
LIABILITIES AND EQUITY
Accounts payable	$757	$690
Accrued expenses and other liabilities	1,678	1,192
Deferred tax liabilities	276	314
Derivative liabilities, net	735	595
Securities sold, not yet purchased, at fair value	748	1,382
Debt	6,392	6,616
Total liabilities	10,586	10,789

Equity:
Limited partners: Depositary units: 637,209,452 units issued and outstanding at March 31, 2026 and December 31, 2025	1,948	2,728
General partner	(801)	(786)
Equity attributable to Icahn Enterprises	1,147	1,942
Equity attributable to non-controlling interests	1,200	1,484
Total equity	2,347	3,426
Total Liabilities and Equity	$12,933	$14,215

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA and Adjusted EBITDA. EBITDA represents earnings from continuing operations before net interest expense (excluding our Investment Segment), income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain effects of impairment, restructuring costs, transformation costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt, the performance of closed stores and including closing costs, Energy segment unrealized gains/losses on hedging contracts, unrealized gains/losses on Renewable Fuel Standard (“RFS”) positions, Energy segment inventory revaluation, and certain other non-operational or non-recurring charges. The Energy segment’s basis for determining inventory value impacts are under a GAAP First-In, First-Out (“FIFO”) basis. Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. We present EBITDA and Adjusted EBITDA on a consolidated basis and on a basis attributable to Icahn Enterprises net of the effects of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest (except with respect to our Investment segment), taxes and depreciation and amortization and certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed. Effective March 31, 2026, we modified our calculation of Adjusted EBITDA to exclude the impacts of certain of our Energy segment results, including unrealized gains/losses on hedging contracts, unrealized gains/losses on RFS positions, and inventory revaluation. We believe that this revised presentation improves the supplemental information provided to our investors because management believes these are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful and the significance of these measures have been disproportionately impacted by increased volatility in recent periods.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

	March 31,	December 31,
	2026	2025
	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$2,221	$2,711
CVR Energy(2)	2,396	1,791
CVR Partners LP(2)	34	28
Total market-valued subsidiaries and investments	$4,651	$4,530

Other Subsidiaries:
Viskase(3)	$98	$53
Real Estate Segment(4)	1,394	1,367
WestPoint Home(1)	151	155
Vivus(1)	161	169
Icahn Automotive Group(5)	704	619
Operating Business Indicative Gross Asset Value	$7,159	$6,893
Add: Other Net Assets(6)	9	98
Indicative Gross Asset Value	$7,168	$6,991
Add: Holding Company cash and cash equivalents(7)	624	839
Less: Holding Company debt(7)	(4,425)	(4,664)
Indicative Net Asset Value	$3,367	$3,166

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to IEP as of each respective date.
(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by us as of each respective date.
(3)	Management performed a valuation of Viskase with the assistance of third-party consultants to estimate fair-market value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology. Different judgments or assumptions would result in different estimates of value. Viskase indicative net asset value is derived by allocating our portion of ownership to the total equity value.
(4)	For each period presented, management performed a valuation with the assistance of third-party consultants to estimate fair-market value, which utilized the average results of discounted cashflow and sales comparison methodologies. Different judgments or assumptions would result in different estimates of value. For certain properties under a purchase and sale agreement, indicative fair market value is based on the anticipated sales price adjusted for customary closing costs. In August 2025, certain properties were sold and the value of the consideration received and held in our Real Estate Segment consisted of preferred equity investment and debt and was used in the calculation of indicative fair value.

(5)	For each period presented, management performed a valuation of Icahn Automotive Group (“IAG”), including the Automotive Services business and Automotive Owned Real Estate, with the assistance of third party consultants to estimate fair value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology. Different judgments or assumptions would result in different estimates of value. During the fourth quarter of 2025 the majority of the Automotive Owned Real Estate was transferred to the Real Estate Segment and as of December 31, 2025 are now presented in the Real Estate Segment line item.
(6)	Represents GAAP equity of the Holding Company segment, excluding cash and cash equivalents, debt and non-cash deferred tax assets or liabilities. As of December 31, 2025 and March 31, 2026, Other Net Assets includes $6 and $5 million respectively, of liabilities assumed from the Auto Plus bankruptcy.
(7)	Holding Company’s balance as of each respective date.

	Three Months Ended March 31,
	2026	2025
Adjusted EBITDA[2]
Net loss	$(563)	$(580)
Interest expense, net	106	94
Income tax (benefit)	(49)	(74)
Depreciation and amortization	123	118
EBITDA before non-controlling interests	(383)	(442)
Impairment	-	10
Restructuring costs	-	7
Revaluation of RFS Liability[2]	51	112
Unrealized loss (gain) on energy segment derivatives[2]	158	(3)
Inventory valuation impacts, (favorable)[2]	(120)	(24)
Loss on disposition of assets, net	1	2
Transformation costs	10	8
Loss on extinguishment of debt, net	32	-
Same store adjustment including closing costs	5	4
Other	3	3
Adjusted EBITDA before non-controlling interests	$(243)	$(323)

Adjusted EBITDA attributable to IEP
Net loss	$(459)	$(422)
Interest expense, net	95	83
Income tax (benefit)	(39)	(56)
Depreciation and amortization	83	79
EBITDA attributable to IEP	(320)	(316)
Impairment	-	9
Restructuring costs	-	6
Revaluation of RFS Liability	36	74
Unrealized loss (gain) on energy segment derivatives	111	(2)
Inventory valuation impacts, (favorable)	(84)	(16)
Loss on disposition of assets, net	1	2
Transformation costs	10	8
Loss on extinguishment of debt, net	22	-
Same store adjustment including closing costs	5	4
Other	3	3
Adjusted EBITDA attributable to IEP	$(216)	$(228)

Investor Contact:

Ted Papapostolou, Chief Financial Officer

IR@ielp.com

(800) 255-2737

2 The presentation of Adjusted EBITDA in this release for Q1 2026 and Q1 2025 has been prepared using a calculation excluding Energy segment unrealized gains/losses on hedging contracts, unrealized gains/losses on RFS positions, Energy segment inventory revaluation, and certain other non-operational or non-recurring charges which were not excluded when preparing Adjusted EBITDA for prior periods, including our prior presentation of Adjusted EBITDA for Q1 2025. See “Uses of Non-GAAP Financial Measures” for additional explanation of the updates in our presentation.